Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Robert Doetsch
Director, Investor Relations	Director, Public Relations
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	robert_doetsch@kellyservices.com

KELLY SERVICES REPORTS SALES AND EARNINGS

FOR THE 3rd QUARTER OF 2003

TROY, MI (October 21, 2003)—Kelly Services, Inc., a global provider of staffing services, today announced sales and earnings results for the third quarter ended September 28, 2003.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced sales for the third quarter of 2003 totaled $1.097 billion, a 3.8% increase compared to the $1.057 billion for the corresponding quarter in 2002. Sales for the third quarter increased 3.6% compared to the second quarter of 2003. Sales for the nine-month period totaled $3.160 billion, a 5.0% increase compared to the $3.009 billion for the first nine months of 2002.

Net earnings for the third quarter of 2003 totaled $1.5 million, compared to $6.5 million reported for the third quarter of 2002. Net earnings for the third quarter increased by 1.3% compared to the second quarter of 2003. Net earnings for the first nine months of 2003 totaled $3.3 million, compared to the $11.2 million earned during the comparable nine-month period in 2002.

Diluted earnings per share in the third quarter of 2003 were $0.04 per share, as compared to third quarter 2002 earnings of $0.18 per share. Diluted earnings per share were the same as reported for the second quarter of 2003. Diluted earnings per share for the first nine months of 2003 were $0.09 per share, compared to the $0.31 per share earned in the first nine months of 2002.

Commenting on the results, Adderley said, “The decline in earnings during the third quarter reflected significant increases in workers’ compensation costs in our U.S. Commercial and Kelly Staff Leasing businesses. The third quarter results include an additional charge of $6.4 million related to increases in workers’ compensation, primarily due to escalating medical costs.

“Substantial increases in state unemployment taxes that began in the first quarter are for the most part, now reflected in prices in our U.S. operations. Overall, expenses were well managed during the quarter.

“Sales in our U.S. Commercial staffing segment decreased 2.6% during the third quarter, compared to the 0.7% sales decrease reported in the second quarter of 2003. The U.S. Commercial gross profit rate decreased 2.1 percentage points primarily due to increased workers’ compensation costs. Expenses decreased 5.1% compared to last year. Operating earnings totaled $22.7 million, a decrease of 31.8% compared to last year.

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“Sales in our Professional, Technical, and Staffing Alternatives (PTSA) segment decreased by 0.4% during the third quarter, compared to second quarter sales growth of 1.6%, with the individual business units showing mixed rates of growth. Kelly Financial Resources and Kelly HR First continued to exhibit strong sales growth, while Kelly Scientific Resources and Kelly Home Care experienced sales decreases during the quarter. The PTSA gross profit rate decreased seven-tenths of a percent compared to last year, while expenses increased 0.3% as compared to 2002. Operating earnings totaled $11.5 million and decreased 13.7% on a year-over-year basis.

“International revenue, as measured in U.S. dollars, increased 19.4% during the third quarter, as compared to a 16.8% increase in the second quarter. The International gross profit rate decreased by 1.4 percentage points, due to gross profit rate decreases in UK and Continental Europe along with decreases in fee based income. Operating expenses increased by 14.0% in U.S. dollar terms. International operating earnings totaled $1.6 million, compared to earnings of $3.1 million last year. Sequentially, the earnings show significant improvement compared to the second quarter, when the International operating loss totaled $1.0 million.

“On a constant currency basis, International revenue increased 10.1% in the third quarter, as compared to 3.3% growth in the second quarter. Constant currency sales growth was positive in all regions: Americas increased 11%, Asia Pacific increased 12%, UK/Ireland increased 12% and Continental Europe increased 8%. Expenses increased by 4.8% on a constant currency basis.

“After nearly three quarters of nearly flat growth, demand for temporary staffing began to improve significantly in the third quarter. We have seen strong sequential increases in assignments over the past eight weeks. Although we are optimistic that we have reached the turning point of this cycle, forecasting remains difficult. As a result, we will continue our practice of providing guidance on a quarterly basis. At this time, we expect that fourth quarter 2003 earnings will range from $0.00 per share to $0.04 per share, as compared to earnings of $0.21 per share in the fourth quarter of 2002.”

In conjunction with its third quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on October 21, 2003 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:

U.S.	(888) 577-8991
International	1-773-756-4708

The conference call leader is Terence Adderley

The passcode is Kelly Services

Via the Internet:

You may access the call via the Internet through Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including federal, state and international tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering human resources solutions that include temporary services, staff leasing, outsourcing, vendor on-site and full-time placement. With more than 2,400 company owned and operated offices in 26 countries, Kelly provides to its customers nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Sales in 2002 were $4.1 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED SEPTEMBER 28, 2003 AND SEPTEMBER 29, 2002

(UNAUDITED)

(In thousands of dollars except per share data)

	2003	2002	Change	% Change
Sales of services	$1,097,268	$1,057,290	$39,978	3.8%
Cost of services	924,661	875,028	49,633	5.7

Gross profit	172,607	182,262	(9,655)	(5.3)
Selling, general and administrative expenses	169,898	171,547	(1,649)	(1.0)

Earnings from operations	2,709	10,715	(8,006)	(74.7)
Interest (expense) income, net	(84)	35	(119)	(340.0)

Earnings before taxes	2,625	10,750	(8,125)	(75.6)
Income taxes	1,121	4,245	(3,124)	(73.6)

Net earnings	$1,504	$6,505	$(5,001)	(76.9)%

Basic earnings per share	$0.04	$0.18	$(0.14)	(77.8)%

Diluted earnings per share	$0.04	$0.18	$(0.14)	(77.8)%

STATISTICS:
Gross profit rate	15.7%	17.2%	(1.5)%
Expenses as a % of sales	15.5	16.2	(0.7)
% Return—Earnings from operations	0.2	1.0	(0.8)
Earnings before taxes	0.2	1.0	(0.8)
Net earnings	0.1	0.6	(0.5)
Effective income tax rate	42.7	39.5	3.2
Average number of shares outstanding (thousands):
Basic	35,321	35,508
Diluted	35,490	35,603

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 39 WEEKS ENDED SEPTEMBER 28, 2003 AND SEPTEMBER 29, 2002

(UNAUDITED)

(In thousands of dollars except per share data)

	2003	2002	Change	% Change
Sales of services	$3,160,182	$3,008,744	$151,438	5.0%
Cost of services	2,649,619	2,497,306	152,313	6.1

Gross profit	510,563	511,438	(875)	(0.2)
Selling, general and administrative expenses	505,015	493,062	11,953	2.4

Earnings from operations	5,548	18,376	(12,828)	(69.8)
Interest income, net	42	258	(216)	(83.7)

Earnings before taxes	5,590	18,634	(13,044)	(70.0)
Income taxes	2,292	7,398	(5,106)	(69.0)

Net earnings	$3,298	$11,236	$(7,938)	(70.6)%

Basic earnings per share	$0.09	$0.31	$(0.22)	(71.0)%

Diluted earnings per share	$0.09	$0.31	$(0.22)	(71.0)%

STATISTICS:
Gross profit rate	16.2%	17.0%	(0.8)%
Expenses as a % of sales	16.0	16.4	(0.4)
% Return—Earnings from operations	0.2	0.6	(0.4)
Earnings before taxes	0.2	0.6	(0.4)
Net earnings	0.1	0.4	(0.3)
Effective income tax rate	41.0	39.7	1.3
Average number of shares outstanding (thousands):
Basic	35,488	35,792
Diluted	35,549	35,968

KELLY SERVICES, INC.

RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	Third Quarter
	2003	2002	Change	% Change
Sales:
U.S. Commercial Staffing	$535,345	$549,904	$(14,559)	(2.6)%
PTSA	221,221	221,999	(778)	(0.4)
International	340,702	285,387	55,315	19.4

	$1,097,268	$1,057,290	$39,978	3.8%

Earnings from Operations:
U.S. Commercial Staffing	$22,729	$33,319	$(10,590)	(31.8)%
PTSA	11,472	13,300	(1,828)	(13.7)
International	1,621	3,066	(1,445)	(47.1)
Corporate	(33,113)	(38,970)	5,857	15.0

	$2,709	$10,715	$(8,006)	(74.7)%

	September Year to Date
	2003	2002	Change	% Change
Sales:
U.S. Commercial Staffing	$1,562,319	$1,557,137	$5,182	0.3%
PTSA	666,445	650,908	15,537	2.4
International	931,418	800,699	130,719	16.3

	$3,160,182	$3,008,744	$151,438	5.0%

Earnings from Operations:
U.S. Commercial Staffing	$69,871	$84,238	$(14,367)	(17.1)%
PTSA	38,101	37,243	858	2.3
International	(2,555)	2,247	(4,802)	(213.7)
Corporate	(99,869)	(105,352)	5,483	5.2

	$5,548	$18,376	$(12,828)	(69.8)%

KELLY SERVICES, INC.

RECONCILIATION OF CONSTANT CURRENCY

SALES OF SERVICES TO REPORTED SALES OF SERVICES

(UNAUDITED)

(In thousands of dollars)

	Third Quarter
	2003	2002	Change	% Change
US Commercial	$535,345	$549,904	$(14,559)	(2.6)%
PTSA	221,221	221,999	(778)	(0.4)
International—constant currency*	314,264	285,387	28,877	10.1

Sales of services—constant currency	1,070,830	1,057,290	13,540	1.3%
Foreign currency impact	26,438	—	26,438

Sales of services	$1,097,268	$1,057,290	$39,978	3.8%

	September Year to Date
	2003	2002	Change	% Change
US Commercial	$1,562,319	$1,557,137	$5,182	0.3%
PTSA	666,445	650,908	15,537	2.4
International—constant currency*	838,498	800,699	37,799	4.7

Sales of services—constant currency	3,067,262	3,008,744	58,518	1.9%
Foreign currency impact	92,920	—	92,920

Sales of services	$3,160,182	$3,008,744	$151,438	5.0%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	Sept. 28, 2003	December 29, 2002	Sept. 29, 2002
	(UNAUDITED)		(UNAUDITED)
Current Assets
Cash and equivalents	$60,838	$100,936	$80,363
Short-term investments	508	599	4,300
Accounts receivable, less allowances of $14,541, $12,533 and $13,044, respectively	637,850	567,517	590,976
Prepaid expenses and other current assets	30,478	26,387	25,653
Deferred taxes	22,355	23,916	20,815

Total current assets	752,029	719,355	722,107
Property and Equipment, Net	187,976	202,332	200,533
Noncurrent Deferred Taxes	20,909	21,065	26,802
Goodwill, Net	82,989	80,260	77,807
Other Assets	53,407	49,121	45,599

Total Assets	$1,097,310	$1,072,133	$1,072,848

Current Liabilities
Short-term borrowings	$32,665	$24,770	$27,781
Accounts payable	84,991	85,310	87,028
Payroll and related taxes	204,337	181,585	199,815
Accrued insurance	31,676	27,912	25,644
Income and other taxes	46,265	47,617	43,427

Total current liabilities	399,934	367,194	383,695
Noncurrent Liabilities
Accrued insurance	51,683	45,540	41,840
Accrued retirement benefits	43,962	40,335	37,992

Total noncurrent liabilities	95,645	85,875	79,832
Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(116,412)	(92,159)	(92,324)
Paid-in capital	18,404	17,902	17,873
Earnings invested in the business	658,381	665,759	661,980
Accumulated foreign currency adjustments	1,242	(12,554)	(18,324)

Total stockholders’ equity	601,731	619,064	609,321

Total Liabilities and Stockholders’ Equity	$1,097,310	$1,072,133	$1,072,848

STATISTICS:
Working Capital	$352,095	$352,161	$338,412
Current Ratio	1.9	2.0	1.9
Stockholders’ Equity Per Share	$17.38	$17.42	$17.15
Global Days Sales Outstanding
Quarter	53	49	51
Year-to-date	55	51	54

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 39 WEEKS ENDED SEPTEMBER 28, 2003 AND SEPTEMBER 29, 2002

(UNAUDITED)

(In thousands of dollars)

	2003	2002
Cash flows from operating activities
Net earnings	$3,298	$11,236
Noncash adjustments:
Depreciation and amortization	36,092	33,281
Increase in accounts receivable, net	(63,572)	(39,368)
Changes in other operating assets and liabilities	35,868	37,696

Net cash from operating activities	11,686	42,845

Cash flows from investing activities
Capital expenditures	(20,154)	(20,027)
Decrease (increase) in short-term investments	91	(3,670)
(Increase) decrease in other assets	(2,282)	6,705

Net cash from investing activities	(22,345)	(16,992)

Cash flows from financing activities
Increase (decrease) in short-term borrowings	5,562	(7,718)
Dividend payments	(10,676)	(10,739)
Stock options and other	177	842
Purchase of treasury stock	(26,141)	(13,177)

Net cash from financing activities	(31,078)	(30,792)

Effect of exchange rates on cash and equivalents	1,639	1,841

Net change in cash and equivalents	(40,098)	(3,098)
Cash and equivalents at beginning of period	100,936	83,461

Cash and equivalents at end of period	$60,838	$80,363